SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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              Hemispherx Biopharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HEMISPHERX BIOPHARMA, INC.
1617 JFK Boulevard
Philadelphia, Pennsylvania 19103
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 17, 2008

To the Stockholders of Hemispherx Biopharma, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Hemispherx Biopharma, Inc. (“Hemispherx”), a Delaware corporation, to be held at the Crown Plaza Hotel, 1800 Market Street, Philadelphia Pennsylvania 19103, on Wednesday, September 17, 2008, at 10:00 a.m. local time, for the following purposes:

1.	To elect five members to the Board of Directors of Hemispherx to serve until their respective successors are elected and qualified;

2.
To ratify the selection by Hemispherx’s audit committee of McGladrey & Pullen, LLP, independent registered public accountants, to audit the financial statements of Hemispherx for the year ending December 31, 2008;

3.	To approve the issuance of our Common Stock to comply with AMEX Company Guide Section 713.

4.	To transact such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on July 21, 2008 are entitled to notice of and to vote at the meeting.

A proxy statement and proxy are enclosed. If you are unable to attend the meeting in person you are urged to sign, date and return the enclosed proxy promptly in the self addressed stamped envelope provided. If you attend the meeting in person, you may withdraw your proxy and vote your shares. We have also enclosed our annual report for the fiscal year ended December 31, 2007.

By Order of the Board of Directors

s\Ransom W. Etheridge, Secretary
Philadelphia, Pennsylvania
August 1, 2008

YOUR VOTE IS IMPORTANT We urge you to promptly vote your shares by completing, signing, dating and returning your proxy card in the enclosed envelope.

PROXY STATEMENT

HEMISPHERX BIOPHARMA, INC.
1617 JFK Boulevard
Philadelphia, Pennsylvania 19103

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of Hemispherx Biopharma, Inc. (“Hemispherx” or the “Company”) to be held on Wednesday, September 17, 2008, and at any adjournments. The accompanying proxy is solicited by the Board of Directors of Hemispherx and is revocable by the stockholder by notifying Hemispherx’s Corporate Secretary at any time before it is voted, or by voting in person at the annual meeting. This proxy statement and accompanying proxy are being distributed to stockholders beginning on or about August 4, 2008. The principal executive offices of Hemispherx are located at 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, telephone (215) 988-0080.

OUTSTANDING SHARES AND VOTING RIGHTS

RECORD DATE; OUTSTANDING SHARES

Only stockholders of record at the close of business on July 21, 2008, the record date, are entitled to receive notice of, and vote at the annual meeting. As of the record date, the number and class of stock outstanding and entitled to vote at the meeting was 74,805,334 shares of common stock, par value $.001 per share. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.

The five nominees receiving the highest number of votes cast by the holders of common stock represented and voting at the meeting will be elected as Hemispherx’s directors and constitute the entire Board of directors of Hemispherx. The affirmative vote of at least a majority of the shares represented and voting at the annual meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is necessary for approval of Proposal No. 2 and Proposal No. 3.

ADMISSION TO THE MEETING

Stockholders (or their authorized representatives) may attend the meeting. Verification of stock ownership will be required. If you own shares in your name or hold them through a broker (and can provide documentation showing ownership as of the end of day on July 21, 2008, the record date), you will be permitted to attend. Stockholders will be admitted to the meeting beginning at 9:45am EST. Seating is limited.

REVOCABILITY OF PROXIES

If you attend the meeting, you may vote in person, regardless of whether you have submitted a proxy. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. It may be revoked by filing, with the corporate secretary of Hemispherx at its principal offices, 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

VOTING AND SOLICITATION

Every stockholder of record is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. There are no cumulative voting rights. By submitting your proxy, you authorize William A. Carter and Ransom W. Etheridge and each of them to represent you and vote your shares at the meeting in accordance with your instructions. Messrs. Carter and Etheridge and each of them may also vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournment or postponement of the meeting.

Hemispherx has borne the cost of preparing, assembling and mailing this proxy solicitation material. The total cost estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of stockholders is approximately $60,000. Hemispherx may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to beneficial owners. Proxies may be solicited by certain of Hemispherx’s directors, officers and employees, without additional compensation, personally, by telephone or by facsimile.

We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies on behalf of the Board of Directors. MacKenzie has agreed to perform this service for a proposed fee of $5,000 plus out-of-pocket expenses.

ADJOURNED MEETING

The chair of the meeting may adjourn the meeting from time to time to reconvene at the same or some other time, date and place. Notice need not be given of any such adjournment meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken. If the time, date and place of the adjournment meeting are not announced at the meeting which the adjournment is taken, then the Secretary of the Company shall give written notice of the time, date and place of the adjournment meeting not less than ten (10) days prior to the date of the adjournment meeting. Notice of the adjournment meeting also shall be given if the meeting is adjourned in a single adjournment to a date more than 30 days or in successive adjournments to a date more than 120 days after the original date fixed for the meeting.

TABULATION OF VOTES

The votes will be tabulated and certified by Hemispherx’s transfer agent.

VOTING BY STREET NAME HOLDERS

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as “broker non-votes”).

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock entitled to vote at the annual meeting, in person or by proxy. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares represented and voting the votes cast at the annual meeting with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Hemispherx believes that abstentions should be counted for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business; and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, Hemispherx intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal (other than the election of directors).

Under current Delaware case law, while broker non-votes (see “Voting By Street Name Holders” above) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Hemispherx intends to treat broker non-votes in this manner. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the 2009 Annual Meeting of Stockholders must be received by the Company’s Secretary, at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Philadelphia, PA 19103 no later than January 13, 2009.

Pursuant to the Company’s Restated and Amended Bylaws all stockholder proposals may be brought before an annual meeting of stockholders only upon timely notice thereof in writing having been given the Secretary of the Company. To be timely, a stockholder’s notice, for all stockholder proposals other than the nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. To be timely, a stockholder’s notice, with respect to a stockholder proposal for nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. Provided, however, in the event that the stockholder proposal relates to the nomination of candidates for director and the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company. All stockholder proposals must contain all of the information required under the Company’s Bylaws, a copy of which is available upon written request, at no charge, from the Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

INFORMATION CONCERNING BOARD MEETINGS

The Board of Directors is responsible for the management and direction of Hemispherx and for establishing broad corporate policies. A primary responsibility of the Board is to provide effective governance over the Company’s affairs for the benefit of its stockholders. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

The Board of Directors and various committees of the Board meet periodically throughout the year to receive and discuss operating and financial reports presented by the chief executive officer, the chief operating officer and chief financial officer as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to help familiarize them with Hemispherx’s technology and operations. Members of the Board are encouraged to attend Board meetings in person, unless the meeting is held by teleconference. The Board held four meetings in 2007 and executed two unanimous consents. All directors attended these meetings. Directors are expected to attend the Annual Meeting absent unusual circumstances, although Hemispherx has no formal policy on the matter. All of the Directors attended the 2007 Annual Meeting.

In 2007, the non-employee members of the Board of Directors met one time in executive session, i.e. with no employee Directors or management personnel present. Richard Piani is the Lead Director to preside over meetings. Interested persons may contact the Lead Director or the non-employee Directors by sending written comments through the Office of the Secretary of the Company. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors’ request.

INFORMATION CONCERNING COMMITTEES OF THE BOARD

The Board of Directors maintains the following committees:

Executive Committee.

The Executive Committee is composed of William A. Carter, Chief Executive Officer and Chairman of the Board, Richard Piani, Lead Director, and Ransom Etheridge, Secretary and director. The Executive Committee had two meetings in 2007. All committee members attended these meetings. The Committee assists the Board by making recommendations to management regarding general business matters of Hemispherx.

Compensation Committee.

The Compensation Committee is composed of Dr. William Mitchell, director, Richard C. Piani, director, and Dr. Iraj-Eqhbal Kiani, director. The Compensation Committee makes recommendations concerning salaries and compensation for officers, employees of and consultants to Hemispherx. The full text of the Compensation Committee Charter, as approved by the Board, is available on our website: www.hemispherx.net. This committee met three times consisting of one meeting and two conference calls in 2007 and all committee members were in attendance

Corporate Governance and Nomination Committee.

In 2007, the Corporate Governance and Nomination Committee had one meeting and all members were present.

The Corporate Governance and Nomination Committee consists of Dr. William Mitchell, Committee Chair, Richard Piani and Iraj E. Kiani, Ph.D.  All of the members of the Committee meet the independence standards contained within the AMEX Company Guide and the Hemispherx Corporate Governance Guidelines. The full text of the Corporate Governance and Nomination Committee Charter as well as the Corporate Governance Guidelines, as approved by the Board, are available on our website: www.hemispherx.net.

As discussed below, the Committee is responsible for recommending candidates to be nominated by the Board for election by the stockholders or to be appointed by the Board of Directors to fill vacancies consistent with the criteria approved by the Board. It also is responsible for periodically assessing Hemispherx’s Corporate Governance Guidelines and making recommendations to the Board for amendments, recommending to the Board the compensation of Directors, taking a leadership role in shaping corporate governance, and overseeing an annual evaluation of the Board.

The Corporate Governance and Nomination Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in Hemispherx’s Corporate Governance Guidelines to serve as members of the Board. The Hemispherx qualification standards, inter alia, provide that no member of the board of directors may serve on more than six public company boards and that no member of the board of directors who also serves as a Chief Executive Officer of a public company may serve on more than three public company boards. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by stockholders. Candidates are recommended to the Board after consultation with the Chairman of the Board. In recommending Board candidates, the Committee considers a candidate’s: (1) general understanding of elements relevant to the success of a large publicly traded company in the current business environment, (2) understanding of Hemispherx’s business, and (3) educational and professional background. The Committee also gives consideration to a candidate’s judgment, competence, anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. Stockholders who wish to suggest qualified candidates should write to the Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JKF Blvd., Ste. 660, Philadelphia, PA 19103, stating in detail the qualifications of such persons for consideration by the Committee.

The Company aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s business. Hemispherx’s Corporate Governance Guidelines embody many of our policies and procedures which are the foundation of our commitment to best practices. The guidelines are reviewed annually, and revised as necessary to continue to reflect best practices.

Audit Committee and Audit Committee Expert.

Hemispherx’s Audit Committee of the Board of Directors consists of Richard Piani, Committee Chairman, William Mitchell, M.D and Iraj E. Kiani, Ph.D. The Audit Committee operates under a written charter approved by the Board of Directors and available on our website: www.hemispherx.net. Dr. Iraj E. Kiani, Dr. Mitchell, and Mr. Piani are all determined by the Board of Directors to be independent directors as required under Section 121B(2)(a) of the AMEX Company Guide. We do not have a financial expert as defined in the SEC rules on the committee in the true sense of the description. However, Mr. Piani has 40 years experience in business and has served in senior level and leadership positions for International Business. His working experience includes reviewing and analyzing financial statements and dealing with financial institutions. Hemispherx believes Dr. Iraj E. Kiani, Dr. Mitchell, and Mr. Piani to be independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The principal functions of the Audit Committee are to (i) assist the Board in fulfilling its oversight responsibility relating to the annual independent audit of Hemispherx’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance, (ii) prepare the reports or statements as may be required by AMEX or the securities laws, (iii) assist the Board in fulfilling its oversight responsibility relating to the integrity of Hemispherx’s financial statements and financial reporting process and Hemispherx’s system of internal accounting and financial controls, (iv) discuss the financial statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management, and (v) review disclosures by independent registered public accounting firm concerning relationships with Hemispherx and the performance of Hemispherx’s independent registered public accounting firm.

Audit Committee Report.

The primary responsibility of the Audit Committee (the “Committee”) is to assist the Board of Directors in discharging its oversight responsibilities with respect to financial matters and compliance with laws and regulations. The primary methods used by the Committee to fulfill its responsibility with respect to financial matters are:

•	To appoint, evaluate, and, as the Committee may deem appropriate, terminate and replace the Company’s independent registered public accountants;

•	To monitor the independence of the Company’s independent registered public accountants;

•	To determine the compensation of the Company’s independent registered public accountants;

•	To pre-approve any audit services, and any non-audit services permitted under applicable law, to be performed by the Company’s independent registered public accountants;

•	To review the Company’s risk exposures, the adequacy of related controls and policies with respect to risk assessment and risk management;

•	To monitor the integrity of the Company’s financial reporting processes and systems of control regarding finance, accounting, legal compliance and information systems;

•	To facilitate and maintain an open avenue of communication among the Board of Directors, management and the Company’s independent registered public accounting firm.

The Audit Committee is composed of three Directors, and the Board has determined that each of those Directors is independent as that term is defined in Sections 121(B)(2)(a) of the American Stock Exchange Company Guide.

The Committee met two times in 2007. All committee members were present at the meetings. In addition, the Committee conducted four teleconference calls. All Committee members were present, except for one call when one Committee member was not available.

In discharging its responsibilities relating to internal controls, accounting and financial reporting policies and auditing practices, the Committee discussed with the Company’s independent registered public accounting firm, McGladrey & Pullen, LLP, the overall scope and process for its audit. The Committee regularly meets with McGladrey & Pullen, LLP, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls and the overall quality of the Company’s financial reporting.

The Committee has discussed with McGladrey & Pullen, LLP its judgments about the quality, in addition to the acceptability, of the Company’s accounting principles as applied in the Company’s financial reporting, as required by Statement on Auditing Standards No. 90 “Communications with Audit Committees.”

The Committee also has received the written disclosures and a letter from McGladrey & Pullen, LLP that is required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with McGladrey & Pullen, LLP their independence.

The Committee has met and held discussions with management. The Committee has reviewed and discussed with management Hemispherx’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2007, as well as the internal control requirements of the Sarbanes-Oxley Act of 2002.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report for the year ended December 31, 2007.

This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.

Richard Piani, Chairman
William M. Mitchell
Iraj E. Kiani

Strategic Planning Committee.

The Strategic Planning Committee is composed of William A. Carter, William M. Mitchell, and Ransom W. Etheridge. The Committee met one time in 2007 and all committee members were in attendance. The Strategic Planning Committee makes recommendations to the Board of Directors of priorities in the application of Hemispherx’s financial assets and human resources in the fields of research, marketing and manufacturing. The Strategic Planning Committee has engaged a number of leading consultants in healthcare, drug development and pharmaeconomics to assist in the analysis of various products being developed and/or potential acquisitions being considered by Hemispherx.

Lead Director

Richard Piani is the lead director. Mr. Piani has been a director of the Company since 1995. The lead director: (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors; (ii) serves as liaison between the Chairman and the independent Directors; (iii) approves information sent to the Board; (iv) approves meeting agendas for the Board; (v) approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) has the authority to call meetings of the independent Directors; and (vii) if requested by major stockholders, ensures that he is available for consultation and direct communication.

Code of Ethics and Business Conduct

Hemispherx’s Board of Directors adopted a code of ethics and business conduct for officers, directors and employees that went into effect on May 19, 2003. This code has been presented and reviewed by each officer, director and employee. You may obtain a copy of this code by visiting our web site at www.hemispherx.net or by written request to our Office Administrator at 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103. Our Board of Directors is required to approve any waivers of the code of ethics and business conduct for Directors or executive officers and we are required to disclose any such waiver in a Current Report on Form 8-K within four business days.

Stock Ownership Guidelines

In April 2005, the Board of Directors adopted a set of stock ownership guidelines for Directors and officers. The Board believes that Directors and officers more effectively represent the interest of Hemispherx’s stockholders if they are stockholders themselves. At this time, all of our Directors and officers are stockholders and this guideline was adopted to assure that the present Directors and officers continue to participate as well as future Directors and officers. The full text of the Stock Ownership Guidelines, as approved by the Board, are available on our website: www.hemispherx.net.

Communication with the Board of Directors

Interested parties wishing to contact the Board of Directors of the Company may do so by writing to the following address: Board of Directors, c/o Ransom W. Etheridge, Director, Corporate Secretary and General Counsel, P.O. Box 3025., Virginia Beach, VA 23454. All letters received will be categorized and processed by the Corporate Secretary and then forwarded to the Company’s Board of Directors.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend the Annual Meeting of Stockholders. At the 2007 Annual Meeting, all six sitting Directors were in attendance.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following sets forth biographical information about Hemispherx’s executive officers and key personnel:

Name	Age	Position

William A. Carter, M.D.	70	Chairman, Chief Executive Officer
Anthony A. Bonelli	56	President, Chief Operating Officer
Robert E. Peterson	71	Chief Financial Officer
David R. Strayer, M.D.	62	Medical Director, Regulatory Affairs
Carol A. Smith, Ph.D.	56	Vice President of Manufacturing
Katalin Ferencz-Biro	61	Senior Vice President of Regulatory Affairs
Ransom W. Etheridge	69	Secretary and General Counsel
Wayne Springate	37	Vice President of Operations
Russell Lander	57	Vice President of Quality Assurance

For biographical information about William A. Carter, M.D., please see the discussion under the heading “Proposal No. 1 Election of Directors” below.

ANTHONY A. BONELLI was appointed as President and Chief Operating Officer in November 2006. Mr. Bonelli is a graduate of Harvard University with a degree in Biological Sciences as well as an MBA from Rutgers University Graduate School of Business and JD from the University of San Francisco. Mr. Bonelli has over twenty-five years of diversified healthcare industry experience. Most recently, he served as President and CEO of Optigenex, an applied DNA sciences company, since October 2005, having joined that company in September 2004 as President and Chief Operating Officer. As principal of Anthony Bonelli Associates between 1999 and 2004, some of the firms he has advised include Parke-Davis, Schering-Plough Company, Aventis, Pharmacia and Pfizer. From 1998 to 1999, he was President and COO of Vitaquest International, a custom developer and manufacturer of vitamins and nutritional supplements.

ROBERT E. PETERSON has served as our Chief Financial Officer since April, 1993 and served as an Independent Financial Advisor to us from 1989 to April, 1993. Also, Mr. Peterson has served as Vice President of the Omni Group, Inc., a business consulting group based in Tulsa, Oklahoma since 1985. From 1971 to 1984, Mr. Peterson worked for PepsiCo, Inc. and served in various financial management positions including Vice President and Chief Financial Officer of PepsiCo Foods International and PepsiCo Transportation, Inc. Mr. Peterson is a graduate of Eastern New Mexico University.

DAVID R. STRAYER, M.D. who served as Professor of Medicine at the Medical College of Pennsylvania and Hahnemann University, has acted as our Medical Director since 1986. He is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders. Dr. Strayer has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health. Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.

CAROL A. SMITH, Ph.D. is VP of Manufacturing and has served as our Director of Manufacturing and Process Development from 1995 to 2003, as Director of Operations from 1993 to 1995 and as the Manager of Quality Control from 1991 to 1993, with responsibility for the manufacture, quality control, process development, technology transfer to contract manufacturers and the chemistry of Ampligen®. Dr. Smith was Scientist/Quality Assurance Officer for Virotech International, Inc. from 1989 to 1991 and Director of the Reverse Transcriptase and Interferon Laboratories and a Clinical Monitor for Life Sciences, Inc. from 1983 to 1989. She received her Ph.D. in Medical Sciences with a concentration on Virology from the University of South Florida, College of Medicine in 1980 and was an NIH post-doctoral fellow in the Department of Microbiology and Virology at the Pennsylvania State University College of Medicine from 1980 to 1983.

KATALIN FERENCZ-BIRO, Ph.D. has served as the Company’s Senior Vice President of Regulatory Affairs and Quality Assurance Departments since January 2007. She served as the Director of Regulatory Affairs and Quality Assurance from 2006 to 2007. Previously from 1987 to 2003, she served Interferon Sciences Inc, in various positions including Senior Director of Regulatory Affairs, Quality Control and Quality Assurance Departments, and FDA official for our FDA approved product, Alferon N Injection. Dr. Ferencz-Biro received her Ph.D. in Chemistry/ Biochemistry in 1972 from the University of Eötvös Lóránd, Budapest, Hungary, and her M.S., in Chemistry and Biology in 1971 from University of Eötvös Lóránd, Budapest, Hungary. She was a postdoctoral fellow from 1981-1984 in Rutgers University, Center for Alcohol Studies, Piscataway, New Jersey. She is an author and coauthor of several scientific publications, patents and presentations on the field of biochemistry. Currently she is a member of Regulatory Affairs Professionals Society.

RANSOM W. ETHERIDGE has been a director since October 1997, and presently serves as our secretary and general counsel. Mr. Etheridge first became associated with us in 1980 when he provided consulting services to us and participated in negotiations with respect to our initial private placement through Oppenheimer & Co., Inc. Mr. Etheridge has been practicing law since 1967, specializing in transactional law. Mr. Etheridge is a member of the Virginia State Bar, a Judicial Remedies Award Scholar, and has served as President of the Tidewater Arthritis Foundation. He is a graduate of Duke University, and received his Law degree from the University of Richmond School of Law. Mr. Etheridge declined to stand for re-election as a director at the upcoming 2008 Annual Stockholders’ Meeting.

WAYNE S. SPRINGATE is Vice President of Operations; Mr. Springate joined Hemispherx in 2002 as Vice President of Business Development. Mr. Springate came on board when Hemispherx acquired Alferon N Injection and its New Brunswick manufacturing facilities. He led the consolidation of our Rockville facility to our New Brunswick location as well as coordinated the relocation of manufacturing polymers from South Africa to our production facility in New Brunswick. He is responsible for preparing our Manufacturing plant for a Pre Approval Inspection by the FDA in connection with the filing of our Ampligen NDA. Previously, Mr. Springate acted as President for World Fashion Concepts. He oversaw operations at several locations in the United States and overseas. Mr. Springate assisted the CEO in details of operations on a daily basis and was involved in all aspects of manufacturing, warehouse management, distribution and logistics.

RUSSEL J. LANDER, Ph.D. is Vice President Quality Assurance. Dr. Lander joined Hemispherx in 2005, assuming responsibility for CMC writing for the NDA filing of Ampligen®. He has subsequently served at the New Brunswick site as Director of Quality Control and has provided guidance to the efforts to improve and validate the manufacturing process for the synthesis of Ampligen® polynucleotide raw materials, Poly I and Poly C12U. Dr. Lander was formerly employed at Merck and Co., Inc. in the process development groups for drug development (1977-1991) and vaccines (1991-2005). Dr. Lander received his Ph.D. in Chemical/Biochemical Engineering from the University of Pennsylvania. He has authored numerous scientific publications and invention disclosures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable Securities and Exchange Commission rules, other than compensation related matters and waivers of our code of business conduct and ethics, be reviewed and approved or ratified by a majority of independent, disinterested directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review such transactions on a case by case basis. Our policy is to require that all compensation related matters be recommended for board approval by the Compensation Committee and that any waiver of our code of business conduct and ethics be reviewed and approved by the Corporate Governance and Nominating Committee and be reported under applicable SEC rules.

We have employment agreements with certain of our executive officers and have granted such officers and directors options and warrants to purchase our common stock, as discussed below under the heading, “Compensation of Executive Officers and Directors”.

Ransom W. Etheridge, our Secretary and General Counsel and one of our directors, is an attorney in private practice, who renders corporate legal services to us from time to time, for which he has received fees totaling approximately $117,000 in 2007. In addition, Mr. Etheridge served on the Board of Directors for which he received Director’s Fees of cash and stock valued at $150,000 in 2007. Mr. Etheridge has elected not to stand for re-election to the Board at the 2008 Annual Meeting of Stockholders.

We paid Retreat House, LLC, an entity in which the children of William A. Carter have a beneficial interest, $153,000 for the use of its property at various times in 2007.

Katalin Kovari, M.D. was paid $13,000 in 2007 for her part-time services to us as Assistant Medical Director. Dr. Kovari is the spouse of Dr. William A. Carter, our Chairman and CEO.

We retained Equels Law Firm in 2007 to assist us in various foreign litigations. The firm was paid $215,000 in 2007 for their services. Thomas Equels, a nominee to be one of our directors, is the Principal owner of the firm.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of equity securities, to file reports with the Securities and Exchange Commission reflecting their initial position of ownership on Form 3 and changes in ownership on Form 4 or Form 5. Based solely on a review of the copies of such Forms received by us, we found that, during the fiscal year ended December 31, 2007, certain of our officers and directors had not complied with all applicable Section 16(a) filing requirements on a timely basis with regard to transactions occurring in 2007. Specifically, Dr. Carter filed three forms 4 late concerning five transactions; Mr. Peterson filed one form 5 late concerning two transactions; Mr. Etheridge filed three forms 4 late concerning five transactions; Mr. Bonelli filed one form 4 late concerning one transaction; Mr. Kiani filed two forms 4 late concerning four transactions; Mr. Piani filed three forms 4 late concerning five transactions; Dr. Mitchell filed three forms 4 late concerning five transactions; Dr. Strayer filed two forms 4 late concerning two transactions; and Mr. Spence filed one form 4 late concerning one transaction.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

The primary objectives of the compensation committee of our board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align executives' incentives with stockholder value creation. To achieve these objectives, the compensation committee expects to implement and maintain compensation plans that tie a substantial portion of executives' overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our products, the identification and advancement of additional product and the performance of our common stock price. The compensation committee evaluates individual executive performance with the goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals.

Our compensation plans are developed by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the biopharmaceutical industry. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from the complete group of companies, as well as a subset of the data from those companies that have a similar number of employees as our company. We have also engaged independent outside consultants to help us analyze this data and to compare our compensation programs with the practices of the companies represented in the compensation data we review.

Elements of Executive Compensation

Executive compensation consists of the following elements:

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review normally occurs in the fourth quarter of each year.

Annual Bonus

Our compensation program includes eligibility for an annual performance-based cash bonus in the case of all executives and certain senior, non-executive employees. The amount of the cash bonus depends on the level of achievement of the stated corporate, department, and individual performance goals, with a target bonus generally set as a percentage of base salary. As provided in their employment agreements, our Chief Executive Officer and Chief Financial Officer are eligible for an annual performance-based bonus up to 25% of their salaries, the amount of which, if any, is determined by the board of directors in its sole discretion based on the recommendation of the Compensation Committee.

The Compensation Committee utilizes annual incentive bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive, but will relate generally to strategic factors such as establishment and maintenance of key strategic relationships, development of our product, identification and research and development of additional products, and to financial factors such as raising capital and improving our results of operations.

In December 2007, the Compensation Committee recommended and the Board of Directors awarded bonuses to certain executives of 25% of base salaries for performance in relation to accomplishing certain 2007 corporate goals. Bonuses were awarded to William a. Carter, M.D., CEO and Chairman of the Board; Anthony Bonelli, President and COO; Robert E. Peterson, CFO; David Strayer, M.D., Chief Medical Officer and Wayne Springate, VP of Operations. The Compensation Committee and Board of Directors reviewed corporate goals established in February 2007 and determined that significant progress had been made with respect to 1) preparing and filing the Ampligen NDA; 2) contacting and establishing strategic partners; 3) developing and implementing a global marketing strategy; 4) finalizing an agreement with a vaccine manufacturer and 5) developing Alferon LDO potential.

Long-Term Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock plans have been established to provide our employees, including our executive officers, with incentives to help align those employees' interests with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle. We have adopted stock ownership guidelines and our stock compensation plans have provided the principal method, other than through direct investment for our executive officers to acquire equity in our company. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies. However, in the early stage of our business, we provided a greater portion of total compensation to our executives through our stock compensation plans than through cash-based compensation.

Stock Options

Our stock plans authorize us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee oversees the administration of our stock option plan. The compensation committee reviews and recommends approval by our Board of Directors of stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive's existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Board of Directors upon recommendation of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management. In 2007, the Compensation Committee and the Board authorized the renewal of expiring options for certain named executives in the amounts indicated in the section entitled "Stock Option Grants to Executive Officers." Grants were made to certain of our employees based on past performance, particularly, those who worked hard and diligently on the preparation of our NDA. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant and typically vest over a period of years based upon continued employment, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or Internal Revenue Code.

We expect to continue to use stock options as a long-term incentive vehicle because; (1) Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders, (2) Stock options are performance based. All the value received by the recipient of a stock option is based on the growth of the stock price, (3) Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term, and (4) The vesting period of stock options encourages executive retention and the preservation of stockholder value.

In determining the number of stock options to be granted to executives, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value and the individual's historic and recent performance and the value of stock options in relation to other elements of the individual executive's total compensation.

As of December 31, 2007, 1,433,524 shares were available for future grants under the 2004 Plan. Options granted pursuant to this plan totals 6,556,476 shares. The plan authorizes up to 8,000,000 shares. Unless terminated sooner, the equity compensation plan will continue in effect for a period of 10 years from its effective date.

On June 30, 2007, the stockholders adopted the 2007 Equity Incentive Plan which authorizes the issuance of up to 8,000,000 stock options to acquire common stock pursuant to the terms of the plan. No options have been issued under this plan.

Restricted Stock and Restricted Stock Units

Our 2004 Equity Compensation Plan authorizes us to grant restricted stock and restricted stock units. To date, we have not granted any restricted stock or restricted stock units under our 2004 Equity Compensation Plan. We anticipate that in order to implement the long-term incentive goals of the Compensation Committee we may grant restricted stock units in the future.

Other Compensation

Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel have employment, and/or engagement contracts that will remain in effect until they are terminated, expire, or are renegotiated. Each contract is different with respect to specific benefits or other compensation. We maintain a broad-based benefits program that is provided to all employees including vacation, sick leave and health insurance. Details of these agreements are as follows:

Dr. Carter’s employment as our Chief Executive Officer and Chief Scientific Officer expires December 31, 2010 unless sooner terminated for cause or disability. The agreement automatically renews for successive one year periods after the initial termination date unless the Company or Dr. Carter give written notice otherwise at least ninety days prior to the termination date or any renewal period. Dr. Carter has the right to terminate the agreement on 30 days’ prior written notice. The base salary is subject to adjustments and the average increase or decrease in the Consumer Price Index for the prior year. In addition, Dr. Carter could receive an annual performance bonus of up to 25% of his base salary, at the sole discretion of the Compensation Committee of the board of directors, based on his performance or our operating results. Dr. Carter will not participate in any discussions concerning the determination of his annual bonus. Dr. Carter is also entitled to an incentive bonus of 0.5% of the gross proceeds received by us from any joint venture or corporate partnering arrangement. Dr. Carter’s agreement also provides that he be paid a base salary and benefits through the last day of the then term of the agreement if he is terminated without “cause”, as that term is defined in agreement. In addition, should Dr. Carter terminate the agreement or the agreement be terminated due to his death or disability, the agreement provides that Dr Carter be paid a base salary and benefits through the last day of the month in which the termination occurred and for an additional twelve month period.

Our engagement of Dr. Carter as a consultant related to patent development, as one of our directors and as chairman of the Executive Committee of our board of directors until December 31, 2010 unless sooner terminated for cause or disability. The agreement automatically renews for successive one year periods after the initial termination date or any renewal period. Dr. Carter has the right to terminate the agreement on 30 days’ prior written notice. The base fee is subject to annual adjustments equal to the percentage increase or decrease of annual dollar value of directors’ fees provided to our directors during the prior year. The annual fee is further subject to adjustment based on the average increase or decrease in the Consumer Price Index for the prior year. In addition, Dr. Carter could receive an annual performance bonus of up to 25% of his base fee, at the sole direction of the Compensation Committee of the board of directors, based on his performance. Dr. Carter will not participate in any discussions concerning the determination of this annual bonus. Dr. Carter’s agreement also provides that he be paid his base fee through the last day of the then term of the agreement if he is terminated without “cause”, as that term is defined in the agreement. In addition, should Dr. Carter terminate the agreement or the agreement be terminated due to his death or disability, the agreement provides that Dr. Carter be paid fees due him through the last day of the month in which the termination occurred and for an additional twelve month period.

Our agreement with Ransom W. Etheridge provides for Mr. Etheridge’s engagement as our General Counsel until December 31, 2009 unless sooner terminated for cause or disability. The agreement automatically renews for successive one year periods after the initial termination date unless we or Mr. Etheridge give written notice otherwise at least ninety days prior to the termination date or any renewal period. Mr. Etheridge has the right to terminate the agreement on 30 days’ prior written notice. The initial annual fee for services is $96,000 and is annually subject to adjustment based on the average increase or decrease in the Consumer Price Index for the prior year. Mr. Etheridge’s agreement also provides that he be paid all fees through the last day of then current term of the agreement if he is terminated without “cause” as that term is defined in the agreement. In addition, should Mr. Etheridge terminate the agreement or the agreement be terminated due to his death or disability, the agreement provides that Mr. Etheridge be paid the fees due him through the last day of the month in which the termination occurred and for an additional twelve month period. Mr. Etheridge will devote approximately 85% of his business time to our business.

Our engagement agreement with Robert E. Peterson provides for Mr. Peterson’s engagement as our Chief Financial Officer until December 31, 2010 unless sooner terminated for cause or disability. Mr. Peterson has the right to terminate the agreement on 30 days’ prior written notice. The annual fee for services of $259,164 is subject to increases based on the average increase in the cost of inflation index for the prior year. Mr. Peterson shall receive an annual bonus in each year that our Chief Executive Officer is granted a bonus. The bonus shall equal a percentage of Mr. Peterson’s base annual compensation comparable to the percentage bonus received by the Chief Executive Officer. In addition, Mr. Peterson shall receive bonus compensation upon Federal Drug Administration approval of commercial application of Ampligen®. Mr. Peterson’s agreement also provides that he be paid all fees through the last day of then current term of the agreement if he is terminated without “cause” as that term is defined in the agreement. In addition, should Mr. Peterson terminate the agreement or the agreement be terminated due to his death or disability, the agreement provides that Mr. Peterson be paid the fees due him through the last day of the month in which the termination occurred and for an additional twelve month period. Mr. Peterson will devote approximately 85% of his business time to our business.

On November 27, 2006, we engaged Anthony A. Bonelli to serve as our full time President and Chief Operating Officer. Pursuant to this agreement, the President and Chief Operating Officer is employed for an initial term of two years. The employment automatically renews thereafter for successive one year periods unless either party gives written notice not to renew within 90 days of the termination date.

Mr. Bonelli receives an annual salary at the rate of $350,000 per year through December 31, 2007 and, thereafter, at the annual rate of $400,000. His salary is subject to cost of living increases. He is entitled to annual bonuses in the discretion of our Chairman and Board of Directors. A $50,000 cash bonus and 100,000 options were given upon the execution of the employment agreement and a minimum cash bonus for the year ended December 31, 2007 was $75,000. He was entitled to and received an additional 50,000 options upon his successful completion of three months of employment and an aggregate of up to an additional 950,000 options upon the happening of specific business milestones. We have the right, at our discretion, to modify the time periods within which the milestones must be met. Each option vests upon award, expires in ten years and has an exercise price equal to 110% of the closing price of our common stock on the American Stock Exchange on the date of the award. Upon the happening of certain events, such as our merger with and in to another entity or our sale or transfer of assets or earning power aggregating 50% or more of our assets or earning capacity, provided he is still employed by us, any of the foregoing options not granted to him will be granted. He is also entitled to receive fringe benefits generally available to our executive officers and we have agreed, during his employment period, to pay premiums on a term life insurance policy in the face amount of $1,500,000 with a beneficiary of his choosing.

The employment agreement terminates upon his death or disability and is terminable by us for "cause" as defined in the agreement, or without cause. He has the right to terminate the agreement upon not less than 60 day's prior notice. In the event that the agreement terminates due to his death or disability, or by him, he will be entitled to fees due and payable through the last day of the month in which the termination occurs. If it is terminated by us for cause, he will be entitled to fees due and payable to him through the date of termination. If we terminate the agreement without cause, he is entitled to fees depending upon the amount of time he has been employed by us ranging from 12 months' of fees if he is terminated within the first 12 months of employment to three months' of fees if he is terminated in the 21st month of employment. He is subject to confidentiality and non-compete covenants.

The Board of Directors, deeming it essential to the best interests of our stockholders to foster the continuous engagement of key management personnel and recognizing that, as is the case with many publicly held corporations, a change of control might occur and that such possibility, and the uncertainty and questions which it might raise among management, might result in the departure or distraction of management personnel to the detriment of us and our stockholders, determined to reinforce and encourage the continued attention and dedication of members of our management to their engagement without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company and entered into identical agreements regarding change in control with William A. Carter, our Chief Executive Officer and Chief Scientific Officer, Robert E. Peterson, our Chief Financial Officer and Ransom W. Etheridge, our General Counsel. Each of the agreements regarding change in control became effective March 11, 2005 and continue through December 31, 2007 and shall extend automatically to the third anniversary thereof unless we give notice to the other party prior to the date of such extension that the agreement term will not be extended. Notwithstanding the foregoing, if a change in control occurs during the term of the agreements, the term of the agreements will continue through the second anniversary of the date on which the change in control occurred. Each of the agreements entitles William A. Carter, Robert E. Peterson and Ransom W. Etheridge, respectively, to change of control benefits, as defined in the agreements and summarized below, upon their respective termination of employment/engagement with us during a potential change in control, as defined in the agreements or after a change in control, as defined in the agreements, when their respective terminations are caused (1) by us for any reason other than permanent disability or cause, as defined in the agreement (2) by William A. Carter, Robert E. Peterson and/or Ransom W. Etheridge, respectively, for good reason as defined in the agreement or, (3) by William A. Carter, Robert E. Peterson and/or Ransom W. Etheridge, respectively for any reason during the 30 day period commencing on the first date which is six months after the date of the change in control.

The benefits for each of the foregoing executives would be as follows:

o	A lump sum cash payment of three times his base salary and annual bonus amounts; and
o	Outplacement benefits.

Each agreement also provides that the executive is entitled to a “gross-up” payment to make him whole for any federal excise tax imposed on change of control or severance payments received by him.

Dr. Carter’s agreement also provides for the following benefits:

o	Continued insurance coverage through the third anniversary of his termination; and
o	Retirement benefits computed as if he had continued to work for the above period.

401(K) Plan

In December 1995, we established a defined contribution plan, effective January 1, 1995, entitled the Hemispherx Biopharma employees 401(K) Plan and Trust Agreement. All of our full time employees are eligible to participate in the 401(K) plan following one year of employment. Subject to certain limitations imposed by federal tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions) per annum. Participants' contributions to the 401(K) plan may be matched by Hemispherx at a rate determined annually by the board of directors. Each participant immediately vests in his or her deferred salary contributions, while our contributions will vest over one year.

Severance

Upon termination of employment, most executive officers are entitled to receive severance payments under their employment and/or engagement agreements. In determining whether to approve and setting the terms of such severance arrangements, the compensation committee recognizes that executives, especially highly ranked executives, often face challenges securing new employment following termination. The employment agreement with our CEO, which expires on December 31, 2010, provides that we pay him an annual salary through the terms of the agreement if terminated without cause. The engagement agreement with our CFO, which expires on December 31, 2010, provides that we pay him one year’s salary. The employment agreement of our COO, which expires in November 2008, provides that he is entitled to severance pay up to 12 months depending on the time employed, if terminated without cause.

We believe that our Executive Officers’ severance packages are generally in line with severance packages offered to chief executive officers of the companies of similar size to us represented in the compensation data we reviewed.

Compensation of Directors

Non-employee Board member compensation consists of an annual retainer of $150,000 to be paid two thirds in cash and one third in our common stock. On September 9, 2003, the Directors approved a 10 year plan which authorizes up to 1,000,000 shares for use in supporting this compensation plan. The number of shares paid shall have a value of $12,500 with the value of the shares being determined by the closing price of our common stock on the American Stock Exchange on the last day of the calendar quarter. All directors have been granted options to purchase common stock under our Stock Option Plans and/or Warrants to purchase common stock. We believe such compensation and payments are necessary in order for us to attract and retain qualified outside directors.

Conclusion

Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance.

Summary Compensation Table - 2006

Name and Principal Position	Salary	Bonus	Stock Award	Option Award (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
W. A. Carter, CEO	$655,686	$166,624	-	$1,236,367	-	-	$118,087(2)	$2,186,764
A. Bonelli, COO	35,000(4)	50,000	-	122,601	-	-	3,000(2)	210,601
R. E. Peterson, CFO	259,164	64,791	-	373,043	-	-	-	696,998
D. Strayer, Medical Director	225,144	-	-	19,200	-	-	-	244,344
M. J. Liao, Director - QC	158,381	-	-	9,600	-	-	18,246(3)	186,406
C. Smith, VP of MFG	143,136	-	-	9,600	-	-	17,227(3)	169,963
R. Hansen, VP of Manufact.	140,311	-	-	9,600	-	-	17,006(3)	166,917
R. D. Hulse	105,000	-	-	-	-	-	-	105,000

Notes:
(1)	Based on Black Scholes Pricing Model of valuing options. Total Fair Value of Option Awards granted to officers in 2006 was $1,780,011.
(2)	Consists of Healthcare premiums, life insurance premiums, 401-K matching funds, qualifying insurance premium, company car and parking cost.
(3)	Consists of healthcare premiums and 401-K matching funds.
(4)	Mr. Bonelli joined the Company on November 27, 2006. His annual salary is $350,000.

Summary Compensation Table - 2007

Name and Principal Position	Salary	Bonus	Stock Award	Option Award (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
W. A. Carter, CEO	$637,496	$166,156	-	$1,688,079	-	-	$123,063(2)	$2,664,794
A. Bonelli, COO	350,000	87,500	-	59,684	-	-	33,375(3)	530,504
R. E. Peterson, CFO	259,164	64,791	-	153,055	-	-	-	477,010
D. Strayer, Medical Director	240,348	50,347	-	79,810	-	-	-	370,505
C. Smith, VP of MFG.	147,695	-	-	34,235	-	-	30,088(4)	212,018
K. Ferencz-Biro, VP of Reg. Affairs	145,000	-	-	11,744	-	-	13,999(5)	170,743
W. Springate, VP of Operations	150,000	37,500	-	36,253	-	-	13,429(5)	237,182
R. Lander, VP of Qual. Assurance	178,000	-	-	11,744	-	-	9,649(6)	199,393

Notes:

(1)	Based on Black Scholes pricing model of valuing options. Total fair of options granted to Officers in 2007 was $2,241,028.
(2)	Consists of a) Life Insurance premiums totaling $63,627; b) 401-K matching funds of $18,833; c) Healthcare premiums of $28,586; and d) Company car expenses of $12,017.
(3)	Healthcare premiums of $9,649, car allowance expense of $9,276, and life insurance premiums totaling $14,400.
(4)	Consists of Healthcare premiums of $21,266, and 401-K matching funds of $8,862.
(5)	Healthcare premiums and 401-K matching funds
(6)	Healthcare premiums

2007 Stock Option Grants to Executive Officers

The following table provides additional information about option awards granted to our Named Executive Officers during the year ended December 31, 2007. The compensation plan under which the grants in the following tables were made are described in the Compensation Discussion and Analysis section headed “Long-Term Equity Incentive Awards”.

Name	Grant Date	No. of Options	Exercise Price per Share	Expiration Date	Closing Price on Grant	Grant Date Fair Value of Option (2)
W.A. Carter, CEO	9/10/07	1,000,000(1)	$2.00	9/9/17	1.24	674,063
	10/1/07	1,400,000(1)	3.50	9/30/17	1.60	1,014,016
A. Bonelli, COO	2/22/07	50,000	2.07	2/27/17	1.88	59,684
R.E. Peterson, CFO	1/23/07	13,750(1)	2.37	1/23/17	2.10	18,242
	9/10/07	200,000(1)	2.00	9/9/17	1.24	134,813
D. Strayer, Medical Director	1/23/07	20,000(1)	2.37	1/23/17	2.10	26,534
	9/10/07	50,000(1)	2.00	9/9/17	1.24	33,703
	12/6/07	25,000	1.30	12/6/17	1.30	19,573
C. Smith, VP of MFG.	1/23/07	6,791(1)	2.37	1/23/17	2.10	9,010
	9/10/07	20,000(1)	2.00	9/9/17	1.24	13,481
	12/6/07	15,000	1.30	12/6/17	1.30	11,744
W. Springate, VP of Operations	5/1/07	20,000	1.78	4/30/17	1.63	20,595
	12/6/07	20,000	1.30	12/6/17	1.30	15,658
K. Ferencz-Biro, VP of Reg. Affairs	12/6/07	15,000	1.30	12/6/17	1.30	11,744
R. Lander, VP of Qual. Assurance	12/6/07	15,000	1.30	12/6/17	1.30	11,744

1)	Renewal of previously issued options that expired unexercised.
2)
These amounts shown represent the approximate amount we recognize for financial statement reporting purposes in fiscal year 2007 for the fair value of equity awards granted to the named executive officers. As a result, these amounts do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Note 2(m) of our financial statements.

Outstanding Equity Awards at Year End - 2007

	Option/Warrants Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Unit That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
W.A. Carter, CEO	1,450,000	0	0	$2.20	9/8/08	-	-	-	-
	1,000,000	0	0	2.00	9/9/17	-	-	-	-
	190,000	0	0	4.00	1/1/08	-	-	-	-
	73,728	0	0	2.71	12/31/10	-	-	-	-
	10,000	0	0	4.03	1/3/11	-	-	-	-
	167,000	0	0	2.60	9/7/14	-	-	-	-
	153,000	0	0	2.60	12/7/14	-	-	-	-
	100,000	0	0	1.75	4/26/15	-	-	-	-
	465,000	0	0	1.86	6/30/15	-	-	-	-
	70,000	0	0	2.87	12/9/15	-	-	-	-
	300,000	0	0	2.38	1/1/16	-	-	-	-
	10,000	0	0	2.61	12/9/15	-	-	-	-
	376,650	0	0	3.78	2/22/16	-	-	-	-
	1,400,000	0	0	3.50	9/30/17	-	-	-	-
A. Bonelli, COO	100,000	0	0	2.11	11/26/16	-	-	-	-
	50,000	0	0	2.07	2/27/17	-	-	-	-
R. Peterson, CFO	200,000	0	0	2.00	9/9/17	-	-	-	-
	50,000	0	0	3.44	6/22/14	-	-	-	-
	13,824	0	0	2.60	9/7/14	-	-	-	-
	55,000	0	0	1.75	4/26/15	-	-	-	-
	10,000	0	0	2.61	12/8/15	-	-	-	-
	50,000	0	0	3.85	2/28/16	-	-	-	-
	100,000	0	0	3.48	4/14/16	-	-	-	-
	30,000	0	0	3.55	4/30/16	-	-	-	-
	13,750	0	0	2.37	1/22/17	-	-	-	-
	10,000	0	0	4.03	1/3/11	-	-	-	-
D. Strayer, Medical Director	50,000	0	0	2.00	9/9/17	-	-	-	-
	50,000	0	0	4.00	2/28/08	-	-	-	-
	10,000	0	0	4.03	1/3/11	-	-	-	-
	20,000	0	0	3.50	2/23/07	-	-	-	-
	10,000	0	0	1.90	12/14/14	-	-	-	-
	10,000	0	0	2.61	12/8/15	-	-	-	-
	10,000	5,000	0	2.20	11/20/16	-	-	-	-
	25,000	0	0	1.30	12/6/17	-	-	-	-
C. Smith, VP of MFG	20,000	0	0	2.00	9/9/17	-	-	-	-
	5,000	0	0	4.00	6/7/08	-	-	-	-
	10,000	0	0	4.03	1/3/11	-	-	-	-
	10,000	0	0	2.61	12/8/15	-	-	-	-
	6,791	0	0	2.37	1/23/17	-	-	-	-
	10,000	0	0	1.90	12/7/14	-	-	-	-
	5,000	2,500	0	2.20	11/20/16	-	-	-	-
W. Springate, VP of Operations	1,812	0	0	1.90	12/7/14	-	-	-	-
	2,088	0	0	2.61	12/8/05	-	-	-	-
	5,000	0	0	2.20	11/20/16	-	-	-	-
	20,200	0	0	1.78	4/30/17	-	-	-	-
	6,067	13,333	0	1.30	12/6/17	-	-	-	-
R. Lander, VP of Quality Assurance	5,000	10,000	0	1.30	12/6/17	-	-	-	-
K. Ferencz-Biro, VP of Reg. Affairs	5,000	10,000	0	1.30	12/6/17	-	-	-	-

Options Exercised / Stock Vested - 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value of Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
W.A. Carter, CEO	none
A. Bonelli, COO	none
R. Peterson, CFO	none
D. Strayer, Medical Director	none
C. Smith, VP MFG.	none
W. Springate, VP of Operations	none
R. Lander, VP of Qual. Assurance	none
K. Ferencz-Biro, VP of Reg. Affairs	none

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee of the Board of Directors, consisting of William Mitchell, M.D, the Committee Chairman, Richard Piani and Dr. Iraj E. Kiani, are all independent directors. There are no interlocking relationships.

COMPENSATION COMMITTEE REPORT

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Annual Report with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

COMPENSATION COMMITTEE
William Mitchell, M.D., Committee Chairman
Dr. Iraj E. Kiani
Richard Piani

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

Director Compensation - 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
R. Etheridge, Director, General Counsel (3)	100,000	50,000	67,406	0	0	117,179(1)	334,585
W. Mitchell, Director	100,000	50,000	67,406	0	0	0	217,406
R. Piani, Director	100,000	50,000	67,406	0	0	0	217,406
I. Kiani, Director	100,000	50,000	0	0	0	0	150,000

(1)	General Counsel fees as per Engagement Agreement.
(2)	The total Fair Value of Stock Options granted in 2007 to Directors was $202,218. The options were the renewal of previously issued options that expired unexercised.
(3)	Will not stand for re-election to the Board at the 2008 Annual Stockholders’ Meeting.

Compliance With Internal Revenue Code Section 162(m).

One of the factors the Compensation Committee considers in connection with compensation matters is the anticipated tax treatment to Hemispherx and to the executives of the compensation arrangements. The deductibility of certain types of compensation depends upon the timing of an executive’s vesting in, or exercise of, previously granted rights. Moreover, interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. Accordingly, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of July 21, 2008, the number and percentage of outstanding shares of common stock beneficially owned by:

•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;
•	each of our directors, director nominees and the Named Executives; and
•	all of our officers and directors as a group.

As of July 21, 2008, there were no other persons, individually or as a group, known to the Hemispherx to be deemed the beneficial owners of five percent or more of the issued and outstanding common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	% Of Shares Beneficially Owned
William A. Carter, M.D.	6,241,868 (1)	7.8%
Ransom W. Etheridge 2610 Potters Rd. Virginia Beach, VA 23452	721,296 (2)	*
Robert E. Peterson	540,574 (3)	*
Richard C. Piani 97 Rue Jeans-Jaures Levaillois-Perret France 92300	549,346 (4)	*
Anthony Bonelli 783 Jersey Avenue New Brunswick, NJ 08901	152,500 (5)	*
Tom Equels 2601 South Bay Shore Drive Suite 600 Miami, FL 33133	213,367	*
William M. Mitchell, M.D. Vanderbilt University Department of Pathology Medical Center North 21st and Garland Nashville, TN 37232	476,618 (6)	*
David R. Strayer, M.D.	200,746 (7)	*
Carol A. Smith, Ph.D.	69,291 (8)	*
Iraj-Eqhbal Kiani, Ph.D. Orange County Immune Institute 18800 Delaware Street Huntingdon Beach, CA 92648	183,874 (9)	*
W. Springate	48,900 (10)	*
R. Lander, Ph.D.	15,000 (11)	*
K. Ferencz-Biro, Ph.D.	15,000 (11)	*
All directors and executive officers as a group (11 persons)	9,428,380	11.5%
* Less than 1%

(1)
Includes shares issuable upon the exercise of (i) replacement options issued in 2006 to purchase 376,650 shares of common stock exercisable at $3.78 per share expiring on February 22, 2016; (ii) stock options issued in 2001 to purchase 10,000 shares of common stock at $4.03 per share expiring January 3, 2011; (iii) options issued in 2007 to purchase 1,000,000 shares of common stock exercisable at $2.00 per share expiring on September 9, 2017, these options replaced previously issued options that expired unexercised on August 13, 2007; (iv) warrants issued in 2003 to purchase 1,450,000 shares of common stock exercisable at $2.20 per share expiring on September 8, 2008; (v) stock options issued in 2004 to purchase 320,000 shares of common stock at $2.60 per share expiring on September 7, 2014; (vi) Stock Options issued in 2005 to purchase 100,000 shares of common stock at $1.75 per share expiring on April 26, 2015; (vii) Stock options issued in 2005 to purchase 465,000 shares of common stock at $1.86 per share expiring June 30, 2015; and (viii) stock options issued in 2005 to purchase 70,000 shares of Common Stock at $2.87 per share expiring December 9, 2015; (ix) stock options issued in 2005 to purchase 10,000 shares of Common Stock at $2.61 per share expiring December 8, 2015; (x) 300,000 options issued in 2006 to purchase common stock at $2.38 per share and expiring on January 1, 2016; and (xi) 476,490 shares of Common Stock. Also includes 1,663,728 warrants and options originally issued to William A. Carter and subsequently transferred to Carter Investments of which Dr. Carter is the beneficial owner. These securities consist of (a) warrants issued in 2008 to purchase 190,000 shares of common stock at $4.00 per share expiring on February 17, 2018, these options replace previously issued warrants that expired unexercised on February 18, 2007, (b) stock options granted in 1991 and extended in 1998 to purchase 73,728 shares of common stock exercisable at $2.71 per share expiring on August 8, 2008 and (c)options issued in 2007 to purchase 1,400,000 shares of common stock at $3.50 per share expiring on September 30, 2017. These options replaced previously issued options that expired unexercised on September 30, 2007.

(2)
Includes shares issuable upon exercise of (i) 20,000 options issued in to purchase common stock at $4.00 per share expiring on February 17, 2018, these options replace previously issued warrants that expired unexercised on February 18, 2007; (ii) 100,000 warrants issued in 2002 exercisable $2.00 per share expiring on August 17, 2017, these options replaced previously issued options that expired unexercised on August 13, 2007; (iii) stock options issued in 2005 to purchase 100,000 shares of common stock exercisable at $1.75 per share expiring on April 26, 2015; and(iv) stock options issued in 2004 to purchase 50,000 shares of common stock exercisable at $2.60 per share expiring on September 7, 2014; (and (vi) 201,296 shares of common stock of which 40,900 are subject to security interest. Also includes 200,000 stock options originally granted to Ransom Etheridge in 2003 and 50,000 stock options originally granted to Ransom Etheridge in 2006, all of which were subsequently transferred to relatives and family trusts. 200,000 of these stock options are exercisable at $2.75 per share and expire on December 4, 2013. 37,500 of these options were transferred to Julianne Inglima; 37,500 of these options were transferred to Thomas Inglima; 37,500 of these options were transferred to R. Etheridge-BMI Trust; 37,500 options were transferred to R. Etheridge-TCI Trust and 50,000 of these options were transferred to the Etheridge Family Trust. 50,000 of these stock options are exercisable at $3.86 per share and expire on February 24, 2016. 12,500 of these shares were transferred to Julianne Inglima; 12,500 of these options were transferred to Thomas Inglima; 12,500 of these options were transferred to R. Etheridge - BMI Trust; and 12,500 of these options were transferred to R. Etheridge-TCI Trust. Julianne and Thomas are Mr. Etheridge’s daughter and son-in-law.

(3)
Includes shares issuable upon exercise of (i) replacement options issued in 2007 to purchase 13,750 shares of common stock at $2.37 per share and expiring on January 22, 2017; (ii) options issued in 2001 to purchase 10,000 shares of common stock at $4.03 per share and expiring on January 3, 2011; (iii) options issued in 2005 to purchase 10,000 shares of Common Stock at $2.61 per share expiring December 8, 2015; and (iv) 8,000 shares of Common Stock. Also includes 498,824 warrants/options originally issued to Robert E. Peterson and subsequently transferred to the Robert E. Peterson Trust of which Robert E. Peterson is owner and Trustee and to Mr. Peterson’s spouse, Leslie Peterson. The trust securities include options issued in 2007 to purchase 200,000 shares at $2.00 per share expiring September 17, 2017, these options replaced previously issued options that expired unexercised on August 13, 2007; options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.85 per share expiring on February 28, 2016; replacement options issued in 2006 to purchase 100,000 shares of common stock at $3.48 per share expiring on April 14, 2016; replacement options issued in 2006 to purchase 30,000 shares of common stock exercisable at $3.55 per share expiring on April 30, 2016 and 63,824 stock options issued in 2004 consisting of 50,000 options to acquire common stock at $3.44 per share expiring on June 22, 2014 and 13,824 options to acquire common stock at $2.60 per share expiring on September 7, 2014. 55,000 options to purchase common stock at $1.75 per share expiring on April 16, 2015 were transferred to Mrs. Peterson of which Mr. Peterson is still considered the beneficial owner.

(4)
Includes shares issuable upon exercise of (i) 20,000 warrants issued in 1998 to purchase common stock at $4.00 per share expiring on February 17, 2018, these options replace previously issued warrants that expired unexercised on February 18, 2007; (ii) 100,000 warrants issued in 2007 exercisable at $2.00 per share expiring on September 17, 2017, these options replaced previously issued options that expired unexercised on August 13, 2007; (iii)options granted in 2004 to purchase 54,608 shares of common stock exercisable at $2.60 per share expiring on September 17, 2014; (iv) options granted in 2005 to purchase 100,000 shares of common stock exercisable at $1.75 per share expiring on April 26, 2015; (v) stock options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.86 per share expiring February 24, 2006; (vi) 178,838 shares of common stock owned by Mr. Piani; vii) 40,900 shares of common stock owned jointly by Mr. and Mrs. Piani; and (viii) and 5,000 shares of common stock owned by Mrs. Piani.

(5)
Consists of (i) 100,000 options exercisable at $2.11 per share expiring November 27, 2016 (ii) 50,000 options exercisable at $2.08 per share expiring February 26, 2017 and (iii) 2,500 shares of common stock.

(6)
Includes shares issuable upon exercise of (i) options issued in to purchase 12,000 shares of common stock at $6.00 per share; (ii) 100,000 warrants issued in 2002 exercisable at $2.00 per share expiring on August 13, 2007; (iii) 50,000 stock options issued in 2004 exercisable at $2.60 per share expiring on September 7, 2014; (iv) 100,000 stock options issued in 2005 exercisable at $1.75 per share expiring on April 26, 2015; (v) stock options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.86 per share expiring February 24, 2006; and (vi) 164,618 shares of common stock.

(7)
(i) stock options issued in 2007 to purchase 20,000 shares of common stock at $2.37 per share expiring on February 22, 2017; (ii) warrants issued in 1998 to purchase 50,000 shares of common stock exercisable at $4.00 per share expiring on February 17, 2018. These options replace previously issued warrants that expired unexercised on February 18, 2007; (iii) stock options granted in 2001 to purchase 10,000 shares of common stock exercisable at $4.03 per share expiring on January 3, 2011; (iv) warrants issued in 2007 to purchase 50,000 shares of common stock exercisable at $2.00 per share expiring on September 17, 2017, these options replaced previously issued options that expired unexercised on August 13, 2007; (v) stock options issued in 2004 to purchase 10,000 shares of common stock exercisable at $1.90 per share expiring on December 7, 2014; (vi) stock options issued in 2005 to purchase 10,000 shares of Common Stock at $2.61 per share expiring December 8, 2015; (vii) stock options to purchase 15,000 shares of common stock at $2.20 per share expiring November 20, 2016; (viii)stock options issued in 2007 to purchase 25,000 shares of common stock at $1.30 per share expiring December 6, 2017 and (ix) 10,746 shares of common stock.

(8)
Consists of shares issuable upon exercise of(i) 5,000 warrants issued in 1998 to purchase common stock at $4.00 per share expiring June 7, 2008; (ii) 20,000 options issued in 2007 exercisable at $2.00 per share expiring in September 17, 2017, these options replaced previously issued options that expired unexercised on August 13, 2007; (iii) 6,791 stock options issued in 1997 exercisable at $2.37 expiring January 22, 2017; (iv) 10,000 stock options issued in 2001 exercisable at $4.03 per share expiring January 3, 2011; (v) 10,000 stock options issued in 2004 exercisable at $1.90 expiring on December 7, 2014; (vi) 10,000 stock options issued in 2005 to purchase Common Stock at $2.61 per share expiring December 8, 2015 and (vii) 7,500 stock options issued in 1996 to purchase common stock at $2.20 per share expiring November 20, 2016.

(9)
Consists of shares issuable upon exercise of (i) 12,000 options issued in 2005 exercisable at $1.63 per share expiring on June 2, 2015; (ii) 15,000 options issued in 2005 exercisable at $1.75 per share expiring on April 26, 2015; (iii) stock options issued in 2006 to purchase 50,000 shares of common stock exercisable at $3.86 per share expiring February 24, 2006; and (iv) 106,874 shares of common stock.

(10)
Consists of (i) stock options to acquire 1,812 shares of common stock at $1.90 per share expiring December 7, 2014; (ii) stock options to acquire 2,088 shares of common stock at $2.61 per share expiring December 8, 2015; (iii) 5,000 stock options at $2.20 per share expiring November 20, 2016; (iv) stock options to acquire 20,000 shares of common stock at $1.78 per share expiring April 30, 2017 and (v) stock options to acquire 20,000 shares at $1.30 per share expiring December 6, 2017.

(11)	Consists of stock options to purchase 15,000 shares of common stock at $1.30 per share expiring on December 6, 2017.

PROPOSALS TO STOCKHOLDERS

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Each nominee to the Board of Directors will serve until the next annual meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

Unless otherwise specified, the enclosed proxy will be voted in favor of the election of William A. Carter, Richard C. Piani, Tom Equels, William M. Mitchell and Iraj-Eqhbal Kiani. Information is furnished below with respect to all nominees.

Set forth below is the biographical information of the nominees and Directors of Hemispherx:

WILLIAM A. CARTER, M.D., 70, the co-inventor of Ampligen, joined Hemispherx in 1978, and has served as: (a) Hemispherx’s Chief Scientific Officer since May 1989; (b) the Chairman of Hemispherx’s Board of Directors since January 1992; (c) Hemispherx’s Chief Executive Officer since July 1993; (d) Hemispherx’s President from April 1995 to February 2005; and (e) a director since 1987. From 1987 to 1988, Dr. Carter served as Hemispherx’s Chairman. Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. Dr. Carter received the first FDA approval to initiate clinical trials on beta interferon product manufactured in the U.S. under his supervision. From 1985 to October 1988, Dr. Carter served as Hemispherx’s Chief Executive Officer and Chief Scientist. He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University. Dr. Carter also served as Professor of Noeplastic Diseases at Hahnemann Medical University, a position he held from 1980 to 1998. Dr. Carter served as Director of Clinical Research for Hahnemann Medical University Institute for Cancer and Blood Diseases, and as a professor at Johns Hopkins School of Medicine and the State University of New York at Buffalo. Dr. Carter is a Board certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

RICHARD C. PIANI, 81, has been a director of Hemispherx since May 1995. Mr. Piani was employed as a principal delegate for Industry to the City of Science and Industry, Paris, France, a scientific and educational complex, from 1985 through 2000. Mr. Piani provided consulting to Hemispherx in 1993, with respect to general business strategies for Hemispherx’s European operations and markets. Mr. Piani served as Chairman of Industrielle du Batiment-Morin, a building materials corporation, from 1986 to 1993. Previously Mr. Piani was a Professor of International Strategy at Paris Dauphine University from 1984 to 1993. From 1979 to 1985, Mr. Piani served as Group Director in Charge of International and Commercial Affairs for Rhone-Poulenc and from 1973 to 1979 he was Chairman and Chief Executive Officer of Societe "La Cellophane", the French company which invented cellophane and several other worldwide products. Mr. Piani has a Law degree from Faculte de Droit, Paris Sorbonne and a Business Administration degree from Ecole des Hautes Etudes Commerciales, Paris.

THOMAS K. EQUELS, 56, is the President and Managing Director of the Equels Law Firm. Prior to that he was Managing Director of Holtzman Equels, P.A., also a law firm. His practice is devoted to complex litigation, with particular emphasis on civil racketeering, business torts and commercial matters. For more than 25 years Tom has represented national and state governments, banks, insurance companies, aviation companies, construction and development companies. He has extensive experience in international matters and has served as counsel for the Republic of Panama, Chinese National Petroleum Corp., and has worked extensively in Europe as well as in South America, Asia and Africa. Mr. Equels received his law degree from Florida State University. He has served as litigation counsel for Hemispherx Biopharma in a number of complex cases over the past ten years.

WILLIAM M. MITCHELL, M.D., 72, has been a director since July 1998. Dr. Mitchell is a Professor of Pathology at Vanderbilt University School of Medicine. Dr. Mitchell earned an M.D. from Vanderbilt and a Ph.D. from Johns Hopkins University, where he served as an Intern in Internal Medicine, followed by a Fellowship at its School of Medicine. Dr. Mitchell has published over 200 papers, reviews and abstracts dealing with viruses and anti-viral drugs. Dr. Mitchell has worked for and with many professional societies, including the International Society for Interferon Research, and committees, among them the National Institutes of Health, AIDS and Related Research Review Group. Dr. Mitchell previously served as a director of Hemispherx from 1987 to 1989.

IRAJ-EQHBAL KIANI, M.B.A., PH.D., 61, was appointed to the Board of Directors on May 1, 2002. Dr. Kiani is a citizen of England and resides in Newport, California. As a native of Iran, Dr. Kiani served in various local government positions including the Governor of Yasoi, Capital of Boyerahmad, Iran. In 1980, Dr. Kiani moved to England, where he established and managed several trading companies over a period of some 20 years. Dr. Kiani is an international planning and logistic specialist. Dr. Kiani received his Ph.D. degree from the University of Warwick in England.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF HEMISPHERx AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ALL FIVE OF THE ABOVE-NAMED NOMINEE DIRECTORS OF HEMISPHERX.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of McGladrey & Pullen, LLP (“McGladrey”) as independent registered public accountants of Hemispherx for the fiscal year ending December 31, 2008 subject to ratification by the stockholders. McGladrey has served as Hemispherx’s independent registered public accountant since November 2006.

On November 9, 2006, the Audit Committee of our Board of Directors approved the appointment of and engaged McGladrey as our independent registered public accounting firm, effective immediately. McGladrey replaced BDO Seidman, LLP (“BDO”) as our independent registered public accounting firm.

As noted in our Current Report on Form 8-K/A filed with the Commission on September 22, 2006, BDO informed us that it would resign from the client-auditor relationship with us no later than the date of our filing of our Form 10-Q report for the period ending September 30, 2006. BDO's decision to resign was not recommended or approved by our Audit Committee. On November 7, 2006, we filed our Form 10-Q report for the period ended September 30, 2006 and BDO resigned from the client-auditor relationship with us.

BDO's reports on our financial statements for the fiscal years ended December 31, 2004 and December 31, 2005 did not contain any adverse opinion or any disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2004 and December 31, 2005,and the subsequent interim period preceding the date of BDO's resignation, there were no disagreements between us and BDO on any matter of accounting principles or practice, financial statement disclosure or auditing scope of procedure which, if not resolved to the satisfaction of BDO, would have caused BDO to make a reference to the subject matter thereof in connection with its reports and, during the same period, there were no reportable events as defined in item 304(a)(1)(v) of Regulation S-K, except as previously reported in Item 9A of our 2005 Form 10-K/A2.

All audit and professional services are approved in advance by the Audit Committee to assure such services do not impair the auditor’s independence from us. The total fees by McGladrey for 2006 and 2007 were $205,000 and $280,000, respectively. The following table shows the aggregate fees for professional services rendered during the year ended December 31, 2007.

	Amount ($)
Description of Fees	2006	2007
Audit Fees	$205,000	$220,000
Audit-Related Fees	-	60,000
Tax Fees	-	-
All Other Fees	-	-

Total	$205,000	$280,000

Audit Fees

Represents fees for professional services provided for the audit of our annual financial statements, audit of the effectiveness of internal control over financial reporting, services that are performed to comply with generally accepted auditing standards, and review of our financial statements included in our quarterly reports and services in connection with statutory and regulatory filings.

Audit-Related Fees

Represents the fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements.

The Audit Committee has determined that McGladrey’s rendering of these audit-related services was compatible with maintaining auditor’s independence. The Board of Directors considered McGladrey to be well qualified to serve as our independent public accountants. The committee also pre-approved the charges for services performed in 2006 and 2007.

The Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwriting) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the “de minimus” provisions of Section 10A (i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

Representatives of McGladrey & Pullen, LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NO. 3

APPROVAL OF THE ISSUANCE OF COMMON STOCK TO
COMPLY WITH AMEX COMPANY GUIDE SECTION 713

In connection with the transaction described below with Fusion Capital Fund II, LLC ("Fusion Capital"), we are seeking approval of the issuance of Common Stock that could exceed 14,823,651 shares, or 19.99% of the outstanding shares of Common Stock. Section 713 of the American Stock Exchange ("AMEX") Company Guide provides that we must obtain stockholder approval before issuance, at a price per share below market value, of common stock, or securities convertible into common stock, equal to 20.0% or more of our outstanding common stock (the "Exchange Cap"). The Purchase Agreement described below provides that no sales can be made if they would cause us to violate the Exchange Cap.

Fusion Transaction

On July 2, 2008, we entered into a Common Stock Purchase Agreement with Fusion Capital, an Illinois limited liability company, as amended on July 23, 2008 solely to correct the number of outstanding shares as of July 2, 2008 (“Purchase Agreement”). Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of up to $30 million from time to time over a twenty-five (25) month period. Under the terms of the Purchase Agreement, Fusion Capital has received a commitment fee consisting of 650,000 shares of our common stock. Also, we will issue to Fusion Capital up to an additional 650,000 shares as a commitment fee pro rata as we receive the $30 million of future funding.

Under the Purchase Agreement and a related Registration Rights Agreement with Fusion Capital we are required to file a registration statement with the Securities and Exchange Commission (“SEC”) and register under the Securities Act of 1933 (1) 650,000 shares which have already been issued as a commitment fee, (2) an additional 650,000 shares which we may issue in the future as a commitment fee pro rata as we receive up to the $30 million of future funding and (3) at least 13,523,651 shares which we may sell to Fusion Capital after the registration statement is declared effective.

We do not have the right to commence any sales of our shares to Fusion Capital until the SEC has declared effective the registration statement. After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $120,000 and $1.0 million depending on certain conditions. We have the right to control the timing and amount of any sales of our shares to Fusion Capital. The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale. Fusion Capital does not have the right nor the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.40. There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the Purchase Agreement or the Registration Rights Agreement. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the common stock purchase agreement, on any business day selected by us, we may direct Fusion Capital to purchase up to $120,000 of our common stock. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three lowest closing sale prices of our common stock during the twelve consecutive business days prior to the date of a purchase by Fusion Capital.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price. We may direct Fusion Capital to make multiple purchases from time to time in our sole discretion; no sooner then every two business days.

Our Right To Increase the Amount to be Purchased

In addition to purchases of up to $120,000 from time to time, we may also from time to time elect on any single business day selected by us to require Fusion Capital to purchase our shares in an amount up to $150,000 provided that our share price is not below $0.80 during the two business days prior to and on the purchase date. We may increase this amount to up to $250,000 if our share price is not below $1.25 during the two business days prior to and on the purchase date. This amount may also be increased to up to $500,000 if our share price is not below $1.75 during the two business days prior to and on the purchase date. This amount may also be increased to up to $1,000,000 if our share price is not below $4.00 during the two business days prior to and on the purchase date. We may direct Fusion Capital to make multiple large purchases from time to time in our sole discretion; however, at least two business days must have passed since the most recent large purchase was completed. The price at which our common stock would be purchased in this type of larger purchases will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous ten business days prior to the purchase date.

Minimum Purchase Price

Under the common stock purchase agreement, we have set a minimum purchase price (“floor price”) of $0.40. However, Fusion Capital does not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less the floor price. Specifically, Fusion Capital does not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.40.

Events of Default

Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

•
the effectiveness of the registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by the AMEX of our common stock from trading for a period of three consecutive business days;

•
the de-listing of our common stock from the AMEX provided our common stock is not immediately thereafter trading on the Nasdaq OTC Bulletin Board Market, the Nasdaq Global Market, the Nasdaq Capital Market, or the New York Stock Exchange;

•	the transfer agent‘s failure for five business days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

•
any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	the issuance of an aggregate of 14,823,651 shares to Fusion Capital under our agreement if we fail to obtain the requisite stockholder approval.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Use of Proceeds

We anticipate using the proceeds from this financing to fund infrastructure growth including manufacturing, regulatory compliance and market development, as well as to prospectively fund market opportunities and strategic partnerships.

As of July 8, 2008, the closing bid price for our common stock on the American Stock Exchange was $1.07 per share. Assuming a purchase price of $1.07 per share, approximately 28,037,383 shares of common stock (exclusive of the shares issuable as a commitment fee “Commitment Shares”) would be issued under the Purchase Agreement to realize the entire $30,000,000.

On July 2, 2008, we had 74,155,334 outstanding shares of Common Stock. Accordingly, we cannot issue more than 14,823,651 shares (the “Exchange Cap”) under the Purchase Agreement (inclusive of the Commitment Shares) without obtaining stockholder approval.

To assure that we are in compliance with Company Guide Section 713 and to permit us to sell shares under the Purchase Agreement in excess of the Exchange Cap, we are requesting your approval of the issuance of Common Stock that could exceed 19.99% of the outstanding shares of Common Stock (inclusive of the Commitment Shares).

Copies of the Purchase Agreement and the Registration Rights Agreement have been filed as exhibits to our Current Report on Form 8-K dated and filed on July 8, 2008.

Previous transactions with Fusion Capital

In July 2005 we entered into a prior common stock purchase agreement with Fusion Capital, pursuant to which we sold an aggregate of 8,791,838 shares for total gross proceeds of $20,000,000.

In April 2006 we entered into a prior common stock purchase agreement with Fusion Capital, pursuant to which we sold an aggregate of 10,682,032 shares for total gross proceeds of $19,739,131 through November, 2007.

Effects of issuance of the shares

A significant number of shares will be issuable pursuant to the Purchase Agreement. To the extent that a significant number of these shares are issued, there will be a substantial pro rata dilution to our current stockholders. In addition, because these shares will be registered for public sale, such sales, or the anticipation of the possibility of such sales, represents an overhang on the market and could depress the market price of our common stock.

If issuance of these shares is not approved by stockholders, we most likely will not be able to realize the entire $30,000,000 under the Purchase Agreement.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

GENERAL

Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of all Directors nominated and FOR Proposals No. 2, and No. 3.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to: Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103. You can also get copies of our filings made with the SEC, including the Annual Report on Form 10-K, by visiting the SEC’s web site at www.sec.gov.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

By Order of the Board of Directors,
Ransom W. Etheridge, Secretary

Philadelphia, Pennsylvania
August 1, 2008

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

HEMISPHERX BIOPHARMA, INC.
ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 17, 2008

THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Carter and Ransom W. Etheridge and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Crown Plaza Hotel, 1800 Market Street, Philadelphia, Pennsylvania 19103, on Wednesday, September 17, 2008, at 10:00 a.m. local time and at any adjournment thereof, and to vote all of the shares of common stock of Hemispherx Biopharma, Inc. the undersigned would be entitled to vote if personally present, upon the matters described on the reverse side.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(Continued, and to be marked, dated and signed, on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

Please mark your votes like this **X**

	FOR all Nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
1. **Proposal No.1**-Election of Directors. NOMINEES: (01)William A. Carter (02) Richard C. Piani (03) Tom Equels (04) William M. Mitchell (05) Iraj-Eqhbal Kiani	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

	FOR	AGAINST	ABSTAIN
2. **Proposal No. 2** - Ratification of the selection of McGladrey & Pullen, LLP, as independent registered public accounting firm of Hemispherx Biopharma, Inc. for the year ending December 31, 2008.	☐	☐	☐
3. **Proposal No. 3** - To approve the issuance of our common stock to comply with AMEX company guide section 713.	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. THE BOARD RECOMMENDS A VOTE "FOR" ALL DIRECTORS AND "FOR" ITEMS NOS. 2 AND 3. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF WILLIAM A. CARTER, RICHARD C. PIANI, TOM EQUELS, WILLIAM A. MITCHELL AND IRAJ-EQHBAL KIANI AS DIRECTORS, FOR PROPOSALS NOS. 2 AND 3 AND, IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** __________, **2008.**

Please date, sign as name appears at left, and return promptly. If the stock is registered in the name of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee, or Guardian, please give full title. Please note any change in your address alongside the address as it appears in the Proxy.